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Company Contact:

Jeff Unger, Investor Relations
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Andrew Bard, Weber Shandwick Worldwide
(212) 445-8368


Casual Male Retail Group, Inc. Reports Fourth Quarter Comparable Sales Increase of 7.5% and Fiscal Year 2006 Comparable Sales Increase of 9.0%


CANTON, MA, February 8, 2007 -- Casual Male Retail Group, Inc.
(NASDAQ/NMS: "CMRG"), retail brand operator of Casual Male XL and Rochester Big & Tall, today reported its sales results for the fourth quarter and fiscal year 2006.

Total sales for the 14 week period ended February 3, 2007 increased 12.5% to $145.8 million from $129.7 million for the prior year's 13 week period ended January 28, 2006. Comparable sales for the 13 week period of the fourth quarter of fiscal 2006 increased 7.5% as compared to the comparable 13 week period of the fourth quarter of fiscal 2005.

For the 53 week fiscal year ended February 3, 2007, total sales increased 10.9% to $467.4 million from $421.4 million for the 52 week fiscal year ended January 28, 2006. Comparable sales for the first 52 weeks of fiscal year 2006 increased 9.0% as compared to the comparable 52 week period of fiscal 2005. The additional week in fiscal 2006 generated sales of approximately $6.7 million.

"Our comp sales results were 7.5%, which is our thirteenth consecutive quarter of positive comp sales. We were unable to sustain our previous trend of 9.7%, as sales were less than expected during the significant six-week holiday period. The warm weather in December negatively affected store traffic and sales of seasonal apparel; although sales returned to previous trends in the month of January. In addition, sales for our Rochester catalog division were below current trends. We are engaged in litigation that seeks, among other things, to recover damages that the Rochester catalog division sustained as a result of competitive activity and electronic data destruction that we believe were unlawful. We continued our plan of less promotional activity than a year ago, and as expected, gross margins will improve by at least 100 basis points over last year," said David Levin, Chief Executive Officer and President of Casual Male.

Dennis Hernreich, Executive Vice President COO/CFO of Casual Male added, "In the quarter, the Company incurred incremental expenses associated with the initial start-up of new businesses and product extensions, such as, BT Factory Direct, Jared M. and ThinkBig.com. Considering the effects of the higher level of expenses and softer than anticipated sales during the quarter, the Company is expecting to report earnings per share in the fourth quarter of between $0.19 and $0.21 per share without consideration for any reversals of tax allowance reserves, compared to $0.18 per share for the fourth quarter of 2005, as adjusted for comparability."

The Company expects to release its fourth quarter and fiscal year end 2006 earnings on March 29, 2007 and will hold a conference call and web cast at http://www.casualmale.com/investor.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company's responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), our above discussion with regards to expected fourth quarter earnings includes a reference to prior year fourth quarter earnings of $0.18 per share, which has been adjusted for comparability to reflect a normalized tax rate, which is a non-GAAP measure. Normalized tax basis reflects a 37.5% effective tax rate on pre-tax income (loss). The Company believes that the inclusion of this non-GAAP measure helps investors to gain a better understanding of the Company's performance, especially when comparing such results to the current fourth quarter estimates. However, this non-GAAP financial measure included in this press release is not meant to be considered superior to or as a substitute for results of operations prepared in accordance with GAAP. The following table shows the reconciliation of net income for the fourth quarter of fiscal 2005 of $0.33 per diluted share, on a GAAP basis, to $0.18 per diluted share, affected for the adjustment for normalized taxes and without the net tax benefit of $2.8 million, primarily related to the reversal of the Company's valuation allowance, and the $1.0 million in net charges incurred in connection with the retirement of the Company's long-term debt.

                                                      Fourth Quarter
                                                       Fiscal 2005
                                           (in millions, except for earnings
                                                    per share(EPS) amounts)

                                                                       Diluted
                                                                         EPS

Net income as reported                                $13.5             $0.33
  Add back of other expense, net
  (associated with the prepayment of
  certain long-term debt)                               1.0              0.02

  Deduct benefit from valuation allowance
  reversal, net of tax accrual                         (2.8)            (0.06)

  Income tax provision, assuming
  normalized tax of rate of 37.5%                      (4.4)            (0.11)

Adjusted net income, after normalized tax benefit      $7.3             $0.18

Weighted average shares outstanding --  diluted                          45.1


Casual Male Retail Group, Inc., the largest retailer of big and tall men's apparel with retail operations throughout the United States, Canada and London, England, operates 472 Casual Male XL stores, the Casual Male e-commerce site, Casual Male catalog business, 12 Casual Male at Sears-Canada stores, 24 Rochester Big & Tall stores and a direct-to-consumer business. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ Global Market under the symbol "CMRG."

The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

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